Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces Early Tender Results for Cash Tender Offer; Increases the Maximum Amount and Tender Cap

DEERFIELD, Ill. – March 9, 2015 – Mondelēz International, Inc. today announced the early tender results as of 5:00 p.m. Eastern time on March 6, 2015 (the “Early Tender Deadline”) for its previously announced cash tender offer (the “Tender Offer”) for its 6.500% Notes due 2040, 6.500% Notes due 2031, 5.375% Notes due 2020, 7.000% Notes due 2037, 6.875% Notes due 2038, 6.875% Notes due 2039, 6.500% Notes due 2017, 6.125% Notes due August 2018, 6.125% Notes due February 2018 and 4.125% Notes due 2016 (the “Notes”).

The company also announced that it has amended the terms of the Tender Offer and that the “Maximum Amount” for the Notes is being increased from $2,000,000,000 to $2,498,864,000. Additionally, the aggregate principal amount of the Priority 3 Notes that the company will purchase in the Tender Offer is being increased from $200,000,000 to $690,586,000. All other terms of the Tender Offer, as previously announced, remain unchanged.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below.

Title of Security	CUSIP Number	Tender Cap	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
6.500% Notes due 2040	50075NAZ7	N/A	1	$1,677,611,000	$1,142,869,000	68.12%
6.500% Notes due 2031	50075NAC8	N/A	2	$578,973,000	$200,935,000	34.71%
5.375% Notes due 2020	50075NBA1	$690,586,000	3	$1,382,820,000	$690,586,000	49.94%
7.000% Notes due 2037	50075NAR5	N/A	4	$171,265,000	$26,154,000	15.27%
6.875% Notes due 2038	50075NAT1	N/A	5	$327,976,000	$71,014,000	21.65%
6.875% Notes due 2039	50075NAW4	N/A	6	$265,582,000	$69,463,000	26.16%
6.500% Notes due 2017	50075NAS3	N/A	7	$590,173,000	$102,153,000	17.31%
6.125% Notes due 2018	50075NAV6	N/A	8	$477,347,000	$80,464,000	16.86%
6.125% Notes due 2018	50075NAU8	N/A	9	$674,956,000	$115,226,000	17.07%
4.125% Notes due 2016	50075NBB9	$100,000,000	10	$1,750,000,000	$789,469,000	45.11%

Subject to the terms and conditions of the Tender Offer, the company expects that it will accept for purchase Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline in an aggregate principal amount equal to the Maximum Amount. The settlement for the Notes accepted by the company in connection with the Early Tender Deadline is currently expected to take place on March 10, 2015 (the “Settlement Date”). The Notes tendered pursuant to the Tender Offer may no longer be withdrawn, unless otherwise required by law.

The Tender Offer will expire at 11:59 p.m., Eastern time, on March 20, 2015, unless extended (the “Expiration Time”). However, as the company intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount on the Settlement Date, further tenders of Notes prior to the Expiration Time will not be accepted for purchase. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. The amounts of each series of Notes that are purchased on the Settlement Date will be determined in accordance with the acceptance priority levels, the applicable tender caps and the proration procedures described in the Offer to Purchase.

The company’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer.”

The Tender Offer, as amended hereby, is being made pursuant to an Offer to Purchase, dated February 23, 2015 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal”), which set forth a description of the other terms and conditions of the Tender Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities nor is this press release an offer to sell or a solicitation of an offer to buy securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal, as amended hereby.

BofA Merrill Lynch, J.P. Morgan Securities LLC, and Goldman, Sachs & Co. are serving as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at +1 (888) 292-0070 (toll free) or +1 (980) 387-3907 (collect) or to J.P. Morgan Securities LLC at +1 (800) 834-4666 (toll free) or +1 (212) 834-4811 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, +1 (212) 430-3774; all others toll free at +1 (866) 470-4500.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2014 revenue of $34 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow Mondelēz International on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify Mondelēz International’s forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, the tender offer. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of Mondelēz International, which could cause its actual results to differ materially from those indicated in its forward-looking statements. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including its most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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